Press release.

Company Contact:
Emily Baldwin
SEI
+1 610-676-3262
ebaldwin@seic.com
Pages: 3

Media Contact:
Kerry Mullen
Vested
+1 917-765-8720
kerry@fullyvested.com

FOR IMMEDIATE RELEASE

SEI Acquires LifeYield

New, Fully Bundled Technology Solution to Deliver Real-time UMH and Tax Capabilities

OAKS, Pa., Dec. 11, 2024 – SEI® (NASDAQ: SEIC) today announced the acquisition of LifeYield, a Boston-based, tax-smart technology provider. Through this acquisition, SEI will be the first in the industry to provide real-time, automated unified managed household (UMH) capabilities in a cost-effective, fully bundled overlay solution, providing the industry with the ability to look across all account registrations and implement a holistic financial plan to best optimize after-tax returns.

LifeYield's capabilities provide three core benefits, which include improving efficiency for advisors and wealth managers, improving outcomes for investors, and enabling tax-efficient investing at scale. With LifeYield's industry-leading technology for multi-account management, tax optimization, and income generation across multiple, coordinated models and accounts, SEI's comprehensive UMH capabilities will include:

- Asset location
- Tax-loss harvesting
- Ongoing and tax-efficient multi-account household portfolio management and rebalancing
- Tax transition services
- Withdrawal optimization across multiple household accounts
- Social Security benefits for retirement income

All of LifeYield's APIs will be fully integrated into the SEI Wealth Platform℠ to help accelerate investment implementation across multiple accounts within the same household. SEI intends to expand these capabilities with a new front-end solution for on- and off-platform distribution to help financial advisors, institutions, and asset managers better manage and implement household accounts.

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© 2024 SEI

2 © 2024 SEI Commenting on the acquisition, J. Womack, Chief Product Officer at SEI, said: "Millennials and Gen X are in their prime earning years, and baby boomers are retiring—putting money in motion for the next decade and beyond. As investor demands are driving significant industry transformation, investors are increasingly prioritizing tax management and the flexibility of a personalized approach to portfolio management. We believe that integrating LifeYield’s tax-smart technology with our investment, technology, and evolving multi-custody capabilities creates a unique suite of tax management solutions that position SEI as the industry leader in enabling the efficient accumulation and transfer of wealth, as well as maximizing retirement income. “We're thrilled to welcome LifeYield to the SEI team, as both firms fervently believe that tax optimization is a philosophy, not a feature.” Mark Hoffman, CEO of LifeYield, added: “Leading global financial institutions have leveraged our modular technology solutions through APIs in a Software-as-a-Service model, providing them access to tax-smart tools that help their clients achieve better financial outcomes. SEI’s position in the industry can significantly elevate the ability to make this technology available to a wider audience. “Joining the SEI team is a next step in building upon our existing strategic partnership. We’re excited to deliver a UMH solution that considers the entirety of a household, so the tax benefits extend to everyone who is part of a client’s financial picture.” According to Cerulli, 86% of financial advisors consider quantifying and reporting tax management’s ongoing impact essential for their business. 1 Today, SEI’s on-demand Estimated Taxes Saved Report shows advisors and investors the amount of taxes saved or deferred through active tax management. With the enhanced capabilities LifeYield brings, quantifying the multi-account benefits of tax management will build upon those existing capabilities. Arthur Worthington, Senior Business Development Director at SEI, said: ”Investors want the benefits of tax optimization, and advisors want to expand on and further demonstrate the value they can deliver to their clients, while maximizing time and cost efficiency. We have been at the cutting edge of this trend by providing Unified Managed Accounts and tax overlay services for years. We believe this acquisition further widens the gap between SEI and our competitors, allowing us to offer greater control, choice, and personalization at scale, providing another catalyst to help advisors grow. “The age of the new wealth portfolio is here. We believe that a 360-degree view of a client’s household accounts isn’t just a game-changer—it represents the next generation of tax management.” As part of the acquisition, SEI will welcome LifeYield team members who collectively bring technical, sales, client service, and marketing expertise. SEI previously announced a strategic partnership with LifeYield in 2022 to provide wealth managers in the U.K. and private banks and trust companies in the U.S. with the ability to deploy a single investment model across multiple accounts within the same household.

3 © 2024 SEI The acquisition is not a significant acquisition of assets or otherwise material to SEI’s operations or financial results. Nutter, McClennen & Fish LLP acted as sole legal advisor to LifeYield. PJT Partners acted as sole financial advisor to LifeYield. Holland & Knight acted as sole legal advisor to SEI. 1 The Cerulli Report, U.S. Managed Accounts, October 2021 About SEI® SEI (NASDAQ:SEIC) delivers technology and investment solutions that connect the financial services industry. With capabilities across investment processing, operations, and asset management, SEI works with corporations, financial institutions and professionals, and ultra-high-net-worth families to solve problems, manage change, and help protect assets—for growth today and in the future. As of Sept. 30, 2024, SEI manages, advises, or administers approximately $1.6 trillion in assets. For more information, please visit seic.com. This release contains forward-looking statements within the meaning or the rules and regulations of the Securities and Exchange Commission. In some cases you can identify forward-looking statements by terminology, such as ”may,” ”will,” ”expect,” ”believe” and ”continue” or ”appear.” Our forward-looking statements include our current expectations as to: • the dynamics and drivers of the asset management and wealth advice industries, • the value that investors and advisors place on tax-optimization strategies, and • the value that SEI will derive from the acquisition. You should not place undue reliance on our forward-looking statements, as they are based on the current beliefs and expectations of our management and subject to significant risks and uncertainties, many of which are beyond our control or are subject to change. Although we believe the assumptions upon which we base our forward-looking statements are reasonable, they could be inaccurate. Some of the risks and important factors that could cause actual results to differ from those described in our forward-looking statements can be found in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended Dec. 31, 2023, filed with the Securities and Exchange Commission. ###